                                                                  Exhibit 10.11


                                    SOURCEPRO
                      SOFTWARE SOURCE CODE ESCROW AGREEMENT
                            SOURCEFILE NUMBER: 7541

     This Software Source Code Escrow Agreement, dated as of July 30, 1997, by and among SourceFile, a California limited liability partnership, located at 1350 West Grand Ave, Oakland, CA, 94607 ("SourceFile"), MMC Networks, Inc. a California corporation, with offices located at 1134 E. Arques Ave., Sunnyvale, CA 94086-4602, ("Depositor"), and ArrowPoint Communications a Delaware corporation with offices at 235 Littleton Road, Westford MA 01886, ("Beneficiary").

                                    RECITALS:

     WHEREAS, Depositor and Beneficiary from time to time conduct business pursuant to which Depositor supplies quantities of its ATM 2400 chip set as listed in exhibit A (the "Chip Set") to Beneficiary:

     WHEREAS, Depositor desires to ensure the availability to Beneficiary of certain proprietary materials relating to the Chip Set (collectively the "Source Material") in the event certain conditions set forth in Section 3 of this Agreement should occur.

                                   AGREEMENT:

     1. DELIVERY OF SOURCE MATERIAL TO SOURCEFILE. Depositor shall deliver to SourceFile a parcel (the "Parcel"), sealed by Depositor, which Depositor represents and warrants contains the Source Material and any necessary proprietary information. SourceFile undertakes to perform only such duties as are expressly set forth herein. The Source Material shall be held by SourceFile. As of the date of this Agreement, Depositor shall complete a detailed description of the Source Material which is attached to this Agreement as EXHIBIT "A". The Depositor will keep the Parcel updated with supplemental or replacement materials ("Parcel Changes") to the extent of any supplements or modifications to the use of the Source Materials in Depositor's business. A "Supplemental Deposit" will include any materials added to the Parcel. "Replacement Materials" will include any materials intended to replace the existing all or part of the parcel. Within ten (10) days of acceptance by SourceFile of such Supplemental or Replacement Deposit, SourceFile Shall notify Depositor and Beneficiary and identifying the nature of the supplemental or replacement materials as the case may be. In addition, the parties acknowledge delivery of, and SourceFile acknowledges receipt of, a fully executed original license agreement (the "License Agreement") by and between Depositor and Beneficiary, a copy of which is attached as EXHIBIT "B", which SourceFile also shall maintain in escrow and only deliver to Beneficiary concurrent with delivery to Beneficiary of the Source Materials pursuant to Section 3 Below. Depositor agrees that is shall not at any time revoke the License Agreement or any rights, permissions or other authorizations issued or granted in the Source Materials, or attempt or assist others in any action to do so.

     2. ACKNOWLEDGEMENT OF RECEIPT BY SOURCEFILE. SourceFile shall promptly acknowledge Depositor and to Beneficiary the receipt of the Parcel and any supplements to the Source Material which are added to the Parcel. Depositor shall provide to SourceFile the latest version of the Software at least every six months as supplements to the Source Material without removing the Source Material. Depositor shall send to SourceFile a duplicate of the Source Material within three (3) days after receiving written notice from SourceFile that the Source Material has been destroyed or damaged. All supplements shall be subject to the terms and provisions of this Agreement. SourceFile will notify Beneficiary and Depositor of each update to the Source Material. Such notification will be sent via certified mail, return receipt required.

     3. TERMS AND CONDITIONS OF THE SOURCE MATERIAL ESCROW. The Source Material shall be held by SourceFile (in the FileSafe underground vault, specifically designed for magnetic media storage), upon the following terms and conditions:

          (i) In the event that (1) SourceFile is notified by Beneficiary that Depositor, pursuant to a sale, merger, reorganization, license or other transaction, either has or will imminently assign, transfer or delegate its business or the ability to make or sell the chip set to a third party that is a direct competitor of Beneficiary, that Beneficiary has given Depositor written notice of such event, or received written notice of such event from Depositor (hereinafter, a "Release Condition"), and (2) Beneficiary has paid to SourceFile all fees and charges then due and owing, SourceFile shall follow the following procedures set forth in Section 3, parts (ii),
     (iii), (iv) and (v);

          (ii) SourceFile shall with in five days notify Depositor of the occurrence of the Release Condition and shall provide to Depositor the License Agreement and a copy of Beneficiary's notice to SourceFile;

          (iii) If SourceFile does not receive Contrary Instructions, as defined below, from Depositor within thirty (30) days following SourceFile's delivery of a copy of such notice to Depositor, SourceFile shall deliver the Source Material to Beneficiary within (30) days of the date of Beneficiary's original notice to Depositor. "Contrary Instructions" for the purposes of this Section 3 shall mean the filing of written notice with SourceFile by Depositor, with a copy to Beneficiary demanding delivery, stating that the Release Condition has not occurred or has been cured;

          (iv) If SourceFile receives Contrary Instructions from Depositor within thirty (30) days of the giving of such notice to Depositor, SourceFile shall not deliver the Source Material to Beneficiary, but shall continue to store the Source Material until: (1) otherwise directed by the Depositor and Beneficiary jointly; (2) SourceFile has received a copy of an order of a court of competent jurisdiction directing SourceFile as to the disposition of the Source Material; or (3) SourceFile has deposited the Parcel with a court of competent jurisdiction or a Trustee or receiver selected by such court pursuant to
     Section 3, subpart (v) below;

          (v) Upon receipt of Contrary Instructions from Depositor, SourceFile shall have the absolute right, at SourceFile's election to file an action in interpleader requiring the Depositor and Beneficiary to answer and litigate their several claims and rights among themselves. SourceFile is hereby authorized to comply with the applicable interpleader statutes of the State of California or the Federal Courts of San Francisco in this regard.

     4.   TERM OF AGREEMENT. This Agreement shall have an initial term of three
(3) years. The term shall be automatically renewed on a yearly basis thereafter, unless Beneficiary, Depositor or SourceFile notifies the other parties in writing at least forty-five (45) days prior to the end of the then current term of its intention to terminate this Agreement.

     5. COMPENSATION OF SOURCEFILE. Beneficiary agrees to pay SourceFile reasonable compensation for the services to be rendered hereunder in accordance with SourceFile's then current schedule of fees, and will pay or reimburse SourceFile upon request for all reasonable expenses, disbursements and advances, including software duplication charges and reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder. SourceFile's schedule of fees for the initial term of this Agreement is attached to this Agreement as EXHIBIT "B".

     6. LIMITATION OF LIABILITY OF SOURCEFILE. SourceFile may rely on and shall suffer no liability as a result of acting or refraining from acting upon any written notice, instruction or request furnished to SourceFile hereunder which is reasonably believed by SourceFile to be genuine and to have been signed or presented by a person reasonably believed by SourceFile to be authorized to act on behalf of the parties hereto. SourceFile shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement. SourceFile may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

     7. INDEMNIFICATION OF SOURCEFILE. Depositor and Beneficiary jointly agree to indemnify and defend SourceFile and to hold it harmless from and against, any loss, liability or expense incurred by SourceFile, arising out of or in connection with this Agreement, carrying out its duties hereunder, and any other claim of liability with respect to the Source Material. In the event suit is brought by any party to this Agreement, or any other party, as against any other party, including SourceFile, claiming any right they may have as against each other or against SourceFile, then in that event the parties hereto, agree to pay to SourceFile any attorney's fees and cost incurred by SourceFile in connection therewith.

     8. RECORD KEEPING INSPECTION OF SOFTWARE. SourceFile shall maintain complete written records of all materials deposited by Depositor pursuant to this Agreement. During the term of this Agreement, Depositor shall be entitled at reasonable times during normal business hours and upon reasonable notice to SourceFile to inspect the records of SourceFile maintained pursuant to this Agreement and to inspect the facilities of SourceFile and the physical condition of the Source Material.

     9. TECHNICAL VERIFICATION. Beneficiary reserves the option to request SourceFile to verify the Source Material for completeness and accuracy. SourceFile may elect to perform the verification at its site or at Depositor's site. Depositor agrees to cooperate with SourceFile in the verification process by providing its facilities and computer systems and by permitting SourceFile and at least one employee of Beneficiary to be present during the verification of Source Material.

     10. RESTRICTION ON ACCESS TO SOFTWARE. Except as required to carry out its duties hereunder, SourceFile shall not permit any SourceFile employee, Beneficiary or any other person access to the Source Material unless consented to in writing by Depositor. SourceFile shall use its best efforts to avoid unauthorized access to the Source Material by its employees or any other person.

     11. BANKRUPTCY. Depositor and Beneficiary acknowledge that this Agreement is an "agreement supplementary to" the License Agreement as provided in Section 365 (n) of Title 11, United States Code (the "Bankruptcy Code"). Depositor acknowledges that if Depositor, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects the License Agreement or this Agreement, Beneficiary may elect to retain its rights under the License Agreement and this Agreement as provided in Section 365 (n) of the Bankruptcy Code. Upon written request of Beneficiary to Depositor or the Bankruptcy Trustee, Depositor or such Bankruptcy Trustee shall not interfere with the rights of Beneficiary as provided in the License Agreement and this Agreement, including the right to obtain the Source Material from SourceFile.

     12. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date service is served personally, one day after the date of sending by overnight courier, or five (5) days after the date of mailing if sent registered mail, postage prepaid, return receipt required, and addressed as follows or to such other address or telefax number as either party may, from time to time, designate in a written notice given in like manner:

TO BENEFICIARY:          Mr. Cheng Wu, President
                         ArrowPoint Communications
                         235 Littleton Road
                         Westford, MA 01886
                         Telephone: 1.508.692.5875
                         Facsimile: 1.508.692.5873

TO DEPOSITOR:            Mr. Amos Wilnai, President
                         MMC Networks, Inc.
                         1134 East Arques Avenue
                         Sunnyvale, CA 94086
                         Telephone: 1.408.731.1600
                         Facsimile: 1.408.731.1660

TO SOURCEFILE:           SourceFile
                         1350 West Grand Ave
                         Oakland, California 946067
                         Attn: Director
                         Telephone: 1.510.419.3888
                         Facsimile: 1.510.419.3875

     13.  MISCELLANEOUS PROVISIONS.

          (a) WAIVER. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or of the breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

          (b) MODIFICATION OR AMENDMENT. Any modification or amendment of any provision of this Agreement must be in writing, signed by the parties hereto and dated subsequent to the date hereof.

          (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (d) HEADINGS; SEVERABILITY. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used to determine the construction or interpretation of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          (e) FURTHER ASSURANCES. The parties agree to perform all acts and execute all supplementary instruments or documents which may be reasonably necessary to carry out the provisions of this Agreement.

          (f) ENTIRE AGREEMENT. This Agreement, including the attachments hereto, contains the entire understanding among the parties and supersedes all previous communications, representations and contracts, oral or written, among the parties, with respect to the subject matter thereof. It is agreed and understood that this document and agreement shall be the whole and only agreement among the parties hereto with regard to these escrow instructions and the obligations of SourceFile herein in connection with this Agreement, and shall supersede and cancel any prior instructions. SourceFile is specifically directed to follow these instructions only and SourceFile shall have no responsibility to follow the terms of any prior agreements or understandings.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DEPOSITOR

By: /s/ Amos Wilnai
   ----------------------------------

Name: Amos Wilnai
     --------------------------------

Title: Chairman
      -------------------------------

BENEFICIARY

By: /s/ Cheng Wu
   ----------------------------------

Name: Cheng Wu
     --------------------------------

Title: CEO
      -------------------------------

SOURCEFILE
CALIFORNIA LIMITED LIABILITY PARTNERSHIP

By: /s/ Anders Bjork
   ----------------------------------

Name: Anders Bjork
     --------------------------------

Title: Admin. Mgr.
      -------------------------------

                                EXHIBIT "A-_____"
                         DESCRIPTION OF SOURCE MATERIAL
                          SOURCEFILE ACCOUNT #:________

The Depositor agrees to deposit the Source Material for the benefit of the Beneficiary of this escrow arrangement. Below is the acknowledgment that the deposit arrived at SourceFile in good order. It is completed by the Depositor and visually inspected by SourceFile. A copy of this form will be shared with the Beneficiary. (As multiple deposits are made please make copies of this form and number them appropriately. For example, the initial deposit will be Exhibit "A-1", the next "A-2" and so on.).


1. LETTER OF AUTHORIZATION FOR EACH SUPPLIER OF THE FOLLOWING MMC CHIPS:
-    MBUF2 (A2401) - Memory Access Buffer 2
-    PIF2 (A2402) - Port Interface 2
-    MSCI (A2403) - Modular Switch Controller 1
-    MSC2 (A2404) - Modular Switch Controller 2
-    CMI (A2405) - Controller Memory Interface
-    XQC (A2406) - Xstrewn Queuing Controller
-    XS (ATMS2205) - Xstrearn Scheduler
-    EPIF (A2301) - Ethernet Port Interface
-    PCIPIF - PCI Port Interface
-    GEPIF - Gigabit Ethernet Port Interface
-    Xcheck - Xcheck controller


         PLEASE CHECK ONE OF THE FOLLOWING:
         INITIAL DEPOSIT_____   SUPPLEMENTAL_____   REPLACEMENT_____*
         *IF REPLACEMENT THEN:  DESTROY DEPOSIT_____ OR RETURN DEPOSIT_____

--------------------------------------------------------------------------------
Completed by:                                   Visually verified by:

DEPOSITOR                                       SOURCEFILE

By: __________________________                  By: ____________________________

Name: ________________________                  Name: __________________________

Title: _______________________                  Title: Client Services

Date: ________________________                  Date: __________________________

                                    EXHIBIT B
                                LICENSE AGREEMENT

This LICENSE AGREEMENT (the "Agreement") is entered into and effective as of the date this fully executed original copy is delivered to Arrowpoint
Communications, a Delaware corporation ("Arrowpoint"), by and between Arrowpoint and MMC Networks, Inc., a California corporation ("MMC"), on the basis of the following facts:

RECITALS

WHEREAS, MMC designs, manufactures, has manufactured, markets and sells a chip set currently known as the ATSM2400 chip set (the "Chip Set").

WHEREAS, MMC and Arrowpoint from time to time conduct business pursuant to which MMC supplies quantities of the Chip Set to Arrowpoint.

WHEREAS, MMC desires to (i) ensure the availability to Arrowpoint of certain proprietary materials relating to the Chip Set (collectively the "Source Material") in the event certain, conditions set forth in Section 3 of the Escrow Agreement (a "Release Event") should occur, and (ii) grant to Arrowpoint and Arrowpoint desires to acquire from MMC a license to make, use and sell the Chip Sets for the consideration and upon the terms and subject to the condition set forth in this Agreement.

                                    AGREEMENT

          IT IS HEREBY AGREED, on the basis of the foregoing facts and in consideration of the respective covenants set forth in this Agreement, as follows:

Grant of License. MMC hereby grants to Arrowpoint a perpetual, non-exclusive, worldwide right and license, without the right to sublicense, under all of its intellectual property rights to directly and indirectly make, use, test, sell, market and distribute the Chip Set, but only as part of an Arrowpoint's switch system product and only pursuant to the terms stated in section 3(i) of the Escrow Agreement.

Consideration. In consideration of the License granted hereunder Arrowpoint shall pay to MMC a royalty (the "Royalties") for each Chip Set manufactured and sold by Arrowpoint, as part of Arrowpoint's switch system product, equal to the Production Margin. For the purposes of this Agreement, the "Production Margin" for each Chip Set shall be determined by subtracting the cost that Arrowpoint pays to the ASIC supplier for such Chip Set from the average, pre-tax, FOB point of manufacture price at which Arrowpoint purchased Chip Sets from MMC during the three month period immediately preceding notice of a Release Event.

Payment Terms for Royalties. The Royalties attributable to the sale of a Chip Set, as part of Arrowpoint's switch system product, shall be payable on the last day of the month following the month in which the Chip Set is actually received by Arrowpoint.

Royalties Mistakenly Paid on Returned Products. If Arrowpoint pays to MMC a Royalty on the sales of a product which includes the Chip Set that is subsequently returned to Arrowpoint, the amount of the Royalty so paid shall be deemed a credit against future royalties payable by Arrowpoint. If no future Royalties are payable, the remaining balance of such credits shall be refunded to Arrowpoint within thirty (30) days after the expiration or termination of Arrowpoint's obligation to pay Royalties or the expiration or termination of this Agreement.

Term of License. This Agreement shall commence and be effective on the date on which a copy of the Agreement is delivered to Arrowpoint by the Escrow Agent and shall continue in full force and effect thereafter, subject to termination by
(a) Arrowpoint for any reason on thirty (30) days prior written notice to MMC, and (b) MMC for failure to pay Royalties when due, unless Arrowpoint pays such Royalties within thirty (30) days of receipt of notice from MMC. In the event of a Change in Control of Arrowpoint, provided that Arrowpoint has not first obtained MMC's written consent as to a Change in Control, which consent shall not be unreasonably withheld, MMC may, upon fifteen (15) days written notice to Arrowpoint, terminate Arrowpoint's right to purchase ASICs from the ASIC vendor. It is agreed that MMC may not reasonably withhold such consent unless a Change of Control involves an acquisition or controlling investment by a company that represents a clear competitive threat to MMC. A Change in Control is defined as a sale of substantially all of Arrowpoint's assets, a merger involving Arrowpoint whereby Arrowpoint is not the surviving corporate entity or any other changes of control of Arrowpoint in which more than 50 percent of the voting power of Arrowpoint no longer resides in Arrowpoint's shareholders as constituted immediately prior to such transactions.

Confidential Information. Arrowpoint agrees that MMC has proprietary interest in the Source Materials. All disclosures to Arrowpoint, its agents and employees shall be held in strict confidence by Arrowpoint, its agents and employees. Arrowpoint shall disclose the Source Materials only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Arrowpoint shall not use the Source Materials except for the purposes of exercising its rights and carrying out its duties hereunder.

Audit Rights. Arrowpoint agrees to make and keep full and accurate books and records in sufficient detail to enable Royalties payable hereunder to be determined. On seven (7) days' prior written notice to Arrowpoint, MMC's independent firm of certified public accountants shall have access to the books and records of Arrowpoint pertaining to net proceeds received by Arrowpoint for its sublicensing and assigning of its rights and licenses under this Agreement and shall have the right to make copies therefrom at MMC's expense. In the event that the audit shows that Arrowpoint under compensated MMC by greater than 10% of the total amount due to MMC for the period audited, the costs of the audit shall be paid by Arrowpoint. Such firm of independent certified public accountants shall have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such audit. The firm of independent certified public accountants shall execute a confidentiality agreement with Arrowpoint advance of receiving such access, whereby such firm shall agree to hold confidential all information learned in the course of any examination of Arrowpoint's books and records hereunder, except that it may report to MMC the extent of any error or omission and the general basis therefor. All reports and payments not disputed as to correctness by MMC within two (2) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

Miscellaneous.

This Agreement shall be governed by the internal laws of the State of California as if made and performed within the State.

Any dispute, controversy or claim arising out of or relating to this Agreement or breach thereof shall be exclusively and finally resolved by arbitration pursuant to the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The decision of the arbitrators shall be final and binding upon the parties hereto, and shall be executory. Judgment based on the decision of the arbitrators may be entered by any court of competent jurisdiction. Notwithstanding this, judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything contained in this Section 8 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

     (c) A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     (d) Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have any power to bind the other party in any respect whatsoever.

Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

This Agreement embodies the entire understanding between the parties relating to the subject matter hereto and there are no prior representations or warranties between the parties not contained in the Agreement.

Each notice or payment required or permitted to be sent under this Agreement shall be given or made by registered or recorded delivery letter (return receipt requested) at the addresses indicated above. Either party may change its address for purposes of this Agreement by giving the other party written notice of its new address. Any such notice or payment if given or made by registered or recorded delivery letter (return receipt requested) shall be deemed to have been received on the earlier of the date actually received and the date three (3) days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid).

If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the party declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement personally or by agents or officers thereunto duly authorized.



                   "Arrowpoint"

                   ARROWPOINT Communications

                   By_____________________________

                   "MMC"

                   MMC NETWORKS, INC.

                   By_____________________________

                                   EXHIBIT "C"
                             SOURCEFILE COMPENSATION

ESCROW SERVICES

     -    Initial set-up                                              $1000.00*

     -    Annual Maintenance                                          $1000.00
          (Includes 2 deposit updates)

Includes climate controlled storage, certified letters of notification, and custom agreements.

ADDITIONAL SERVICES

     -    Source Material Updates in excess of two per year            $150.00
     -    Escrow release Beneficiary Request                           $600.00
     -    Escrow Release Depositor Request                             $200.00
     -    Pick-Up and Delivery Service per year                        $200.00


TECHNICAL REVIEW/VERIFICATION      starts at $145.00/hour
SOURCELINK SERVICE       Please call for an estimate



*Due when agreement is customized or signed.